Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces Fourth Quarter 2013 Financial Results

Houston, Texas – February 7, 2014 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported fourth quarter 2013 Partnership cash flows of $53 million and net income attributable to controlling interests of $41 million. For the year ended December 31, 2013, Partnership cash flows were $195 million and net income attributable to controlling interests was $155 million.

“The Partnership’s 2013 results reflect the value added from our approximate one billion dollar acquisition of additional GTN and Bison interests, as well as very solid overall results from our portfolio of long-term contracted pipeline assets,” said Steve Becker, President of TC PipeLines, GP, Inc. “Our strong financial position enhances our ongoing value to TransCanada which we expect will drop down the remainder of its U.S. natural gas pipeline portfolio to fund its significant capital program.”

Full Year 2013 Highlights and Fourth Quarter Highlights (All financial figures are unaudited)

• Full Year Highlights

o	Partnership cash flows of $195 million
o	Paid cash distributions of $188 million or $3.18 per common unit
o	Increased quarterly cash distributions by 3.8 percent to $0.81 per common unit
o	Net income attributable to controlling interests of $155 million or $2.13 per common unit
o	Closed acquisition of an additional 45 percent interest in each of Gas Transmission Northwest LLC (GTN) and Bison Pipeline LLC (Bison)
o	Raised $373 million in net equity proceeds in connection with the GTN and Bison acquisition
o	Entered into new $500 million term loan with a syndicate of lenders to partially finance the GTN and Bison acquisition
• Fourth Quarter Highlights

o	Partnership cash flows of $53 million
o	Paid cash distributions of $52 million
o	Declared cash distributions of $0.81 per common unit
o	Net income attributable to controlling interests of $41 million or $0.63 per common unit
o	Received approval from FERC on Great Lakes’ rate case settlement
o	GTN executed Firm Transportation Service Agreement with Portland General Electric regarding the Carty Lateral Project expected to be in-service in late 2015

The Partnership’s financial highlights for the fourth quarter of 2013 and year ended December 31, 2013 compared to the same periods in 2012 were:

	Three months ended		Twelve months ended
(unaudited)	December 31,		December 31,
(millions of dollars except per common unit amounts)	2013	2012	2013	2012
Partnership cash flows(a)	53	51	195	202
Cash distributions paid	(52)	(43)	(188)	(169)
Cash distributions paid per common unit	$0.81	$0.78	$3.18	$3.10
Net income attributable to controlling interests(b)	41	44	155	192
Net income per common unit(c)	$0.63	$0.56	$2.13	$2.51
Weighted average common units outstanding (millions)	62.3	53.5	58.9	53.5
Common units outstanding at end of period (millions)	62.3	53.5	62.3	53.5

 (a) Partnership cash flows is a non-GAAP financial measure. Refer to the description of Partnership Cash Flows in the section of this release entitled “Non-GAAP Measures” and the Supplemental Schedule Non-GAAP Measures for further detail.

 (b) The additional 45 percent membership interests in each of GTN and Bison were acquired from subsidiaries of TransCanada. As a result, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of GTN and Bison were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to consolidate GTN and Bison for all periods presented.

(c) Net income per common unit for the three and twelve months ended December 31, 2012 is equivalent to that presented prior to the recast. Refer to the description of Net income per common unit in the Financial Summary Schedule for further detail.

Recent Developments

Cash Distributions – On January 16, 2014, the board of directors of our General Partner declared the Partnership’s fourth quarter 2013 cash distribution in the amount of $0.81 per common unit, payable on February 14, 2014 to unitholders of record as of January 28, 2014.

GTN – In the fourth quarter 2013, GTN and Portland General Electric Company (PGE) executed a Firm Transportation Service Agreement (FTSA) for the approximately $54 million Carty Lateral Project (Carty Lateral). The Carty Lateral is expected to be in-service in the fourth quarter of 2015. In addition to a 30-year contract for 100 percent of the capacity of the Carty Lateral, PGE executed a 20-year GTN mainline contract for 75,000 Dth/day supplying firm natural gas service commencing in the second quarter of 2016. The execution of the FTSA triggers a $25 million payment by the Partnership to TransCanada in connection with the GTN acquisition in 2013.

Great Lakes Rate Settlement – On November 14, 2013, FERC approved a settlement between Great Lakes and Great Lakes’ customers to modify its transportation rates effective November 1, 2013.

Results of Operations

For the three months ended December 31, 2013, net income attributable to controlling interests decreased to $41 million compared to the fourth quarter of 2012 after the recast. The decrease was primarily due to higher financial charges as a result the $500 million term loan obtained to finance a portion of the 2013 acquisition.

Partnership cash flows increased to $53 million in the fourth quarter of 2013 compared to $51 million in the same period of 2012. This increase was primarily due to the increased cash distributions from GTN and Bison as a result of the 2013 acquisition. It was partially offset by lower cash distributions from Northern Border and Great Lakes.

Cash distributions from Northern Border decreased in the fourth quarter of 2013 compared to the same period of 2012 primarily due to the 11 percent reduction in reservation rates resulting from the Northern Border settlement which became effective in January 2013.

Cash distributions from Great Lakes decreased in the fourth quarter of 2013 compared to the same period of 2012 primarily due to lower revenue from capacity contracted at lower rates and volumes.

Distributions paid in the fourth quarter of 2013 increased compared to the same period in 2012 due to a $0.03 increase in the distribution per common unit in July 2013, as well as an increase in the number of common units outstanding resulting from the equity issuance in May 2013.

Non-GAAP Measures

The Partnership uses the non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before General Partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. Management also uses these measures as a basis for recommendations to our General Partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way management analyzes the Partnership’s financial performance.

Partnership cash flows include net income attributable to controlling interests, less net income attributed to GTN’s and Bison’s former parent, plus operating cash flows from North Baja and Tuscarora, and cash distributions received from GTN, Northern Border, Bison and Great Lakes less equity earnings from unconsolidated affiliates and Other Pipes’ net income as previously reported, plus net income attributable to non-controlling interests from consolidated subsidiaries after the 2013 acquisition, and net of distributions declared to the General Partner.

Partnership cash flows and Partnership cash flows before General Partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

Conference Call

Analysts, members of the media, investors and other interested parties are invited to participate in a teleconference by calling 866.226.1793 on Friday, February 7, 2014 at 10 a.m. central time (CT)/11 a.m. eastern time (ET). Steve Becker, President of the General Partner, will discuss the fourth quarter and full year 2013 financial results and provide an update on the Partnership’s business developments, followed by a question and answer session for the investment community and media. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.

A replay of the teleconference will also be available beginning two hours after the conclusion of the call and until 11 p.m. (CT)/midnight (ET) on February 14, 2014, by calling 800.408.3053, then entering pass code 9135626.

TC PipeLines, LP is a Delaware master limited partnership with interests in six federally regulated U.S. interstate natural gas pipelines which serve markets in western and mid-western United States and Eastern Canada. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions, including our belief that the Partnership is well positioned to deliver long-term value and solid results in the future and the potential for further dropdowns from TransCanada, are intended to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, competitive conditions in the natural gas industry, increases in operating and compliance costs, the outcome of rate proceedings, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, availability of capital and market demand that the Partnership expects or believes will or may occur in the future.  These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2012 filed with the Securities and Exchange Commission (the “SEC”), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:	Shawn Howard/Grady Semmens	403.920.7859
Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(unaudited)	Three months ended December 31,		Twelve months ended December 31,
(millions of dollars except per common unit amounts)	2013	2012(a)	2013(a)	2012(a)
Transmission revenues	88	87	341	343
Equity earnings from unconsolidated affiliates	19	22	67	99
Operation and maintenance expenses	(16)	(17)	(55)	(57)
Property taxes	(5)	(7)	(23)	(25)
General and administrative	(1)	(1)	(9)	(6)
Depreciation	(22)	(21)	(86)	(85)
Financial charges and other	(13)	(10)	(44)	(40)
Net income	50	53	191	229

Net income attributable to non-controlling interests	9	9	36	37
Net income attributable to controlling interests	41	44	155	192

Net income attributable to controlling interests allocation(b)
Common units	40	29	126	134
General partner	1	1	3	3
	41	30	129	137

Net income per common unit – basic and diluted(c)	$0.63	$0.56	$2.13	$2.51

Weighted average common units outstanding (millions) – basic and diluted	62.3	53.5	58.9	53.5

Common units outstanding, end of the period (millions)	62.3	53.5	62.3	53.5

(a) Financial information was recast to consolidate GTN and Bison.

(b) Net income attributable to controlling interest allocation excludes net income attributed to GTN’s and Bison’s former parent. Net income attributed to GTN’s and Bison’s former parent was $14 million and $55 million for the three and twelve months ended December 31, 2012, respectively and $26 million in 2013.

(c) Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of the General Partner’s allocation and net income attributed to GTN’s and Bison’s former parent, by the weighted average number of common units outstanding. The General Partner’s allocation is computed based upon the General Partner’s effective two percent general partner interest plus an amount equal to incentive distributions. On May 22, 2013, the Partnership issued 8.855 million common units in a public offering.

TC PipeLines, LP
Financial Summary

Consolidated Condensed Balance Sheet

(unaudited) (millions of dollars)	December 31, 2013	December 31, 2012(a)
ASSETS
Current assets	69	69
Investment in unconsolidated affiliates	1,195	1,189
Plant, property and equipment	2,041	2,111
Other assets	137	136
	3,442	3,505

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	51	49
Other liabilities	24	21
Long-term debt, including current portion	1,578	1,013
Partners' equity	1,789	2,422
	3,442	3,505

(a)	Financial information was recast to consolidate GTN and Bison.

TC PipeLines, LP
Supplemental Schedule
Non-GAAP Measures
Reconciliation of Net Income attributable to controlling interests to Partnership Cash Flows

	Three months ended		Twelve months ended
(unaudited)	December 31,		December 31,
(millions of dollars except per common unit amounts)	2013	2012	2013	2012
Net income attributable to controlling interests(d)	41	44	155	192
Less net income attributed to GTN’s and Bison’s former parent(d)	-	(14)	(26)	(55)
Net income as previously reported	41	30	129	137

Add:
Cash distributions from GTN (a)	21	8	54	28
Cash distributions from Northern Border (a)	18	25	84	96
Cash distributions from Bison (a)	11	4	29	16
Cash distributions from Great Lakes (a)	2	10	17	44
Cash flows provided by North Baja’s and Tuscarora’s operating activities	11	12	50	49
	63	59	234	233

Less:
Equity earnings as previously reported:
GTN	-	(4)	(9)	(19)
Northern Border	(16)	(18)	(64)	(72)
Bison	-	(3)	(6)	(11)
Great Lakes	(3)	(4)	(3)	(27)
	(19)	(29)	(82)	(129)
Less:
Other Pipes’ net income as previously reported (e)
GTN	(20)	-	(39)	-
Bison	(12)	-	(23)	-
North Baja	(4)	(4)	(22)	(21)
Tuscarora	(4)	(4)	(16)	(15)
	(40)	(8)	(100)	(36)
Add:
Net income attributable to non-controlling interests after the 2013 acquisition	9	-	18	-

Partnership cash flows before General Partner distributions	54	52	199	205
General Partner distributions (b)	(1)	(1)	(4)	(3)

Partnership cash flows	53	51	195	202

Cash distributions declared	(52)	(43)	(197)	(170)
Cash distributions declared per common unit (c)	$0.81	$0.78	$3.21	$3.11
Cash distributions paid	(52)	(43)	(188)	(169)
Cash distributions paid per common unit (c)	$0.81	$0.78	$3.18	$3.10

(a)
In accordance with the cash distribution policies of the respective entities, cash distributions from GTN, Northern Border, Bison and Great Lakes, are based on their respective prior quarter financial results. Distributions from GTN and Bison are based on 70 percent ownership starting from July 1, 2013.

(b)
General Partner distributions represent the cash distributions paid to the General Partner with respect to its two percent interest plus an amount equal to incentive distributions. Incentive distributions in 2013 and 2012 were nil.

(c)
Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the General Partner's allocation, by the number of common units outstanding. The General Partner's allocation is computed based upon the General Partner's two percent interest plus an amount equal to incentive distributions.

(d)
Financial information was recast to consolidate GTN and Bison for all periods presented. Prior to the 2013 acquisition, our net income was $30 million and $137 million for the three and twelve months ended December 31, 2012, respectively, reflecting 25 percent ownership in each of GTN and Bison. As a result of the recast, net income attributable to controlling interest is $44 million and $192 million for the three and twelve months ended December 31, 2012, respectively, as if we owned 70 percent in each of GTN and Bison. Net income attributed to GTN’s and Bison’s former parent of $14 million and $55 million, reflecting the 45 percent interests not then owned by the Partnership, for the three and twelve months ended December 31, 2012, respectively, reconciles the net income as previously reported and net income attributable to controlling interests.

(e)	“Other Pipes” includes the results of North Baja and Tuscarora prior to July 1, 2013, plus the results of GTN and Bison after July 1, 2013.